Exhibit 99.1

LSI INDUSTRIES REPORTS FISCAL 2026 FOURTH QUARTER AND FULL-YEAR RESULTS

AND DECLARES QUARTERLY CASH DIVIDEND

CINCINNATI, August 20, 2026 – LSI Industries Inc. (Nasdaq: LYTS, “LSI” or the “Company”) a leading U.S. based manufacturer of commercial lighting and display solutions, today reported financial results for its fiscal 2026 fourth quarter and full year ended June 30, 2026.

FISCAL 2026 FOURTH QUARTER RESULTS

●	Net Sales +51% y/y to $234.6 million; organic growth +8%
●	Net Income $6.9 million; Adjusted Net Income $14.4 million
●	Diluted EPS of $0.18; Adjusted EPS $0.38 per diluted share
●	EBITDA $21.2 million; Adjusted EBITDA $25.7 million or 10.9%/sales
●	Free Cash Flow $9.7 million

FISCAL 2026 FULL YEAR RESULTS

●	Net Sales +20% y/y to record $689.4 million
●	Net Income $22.6 million; Adjusted net income $42.2 million
●	Diluted EPS of $0.67; Adjusted EPS of $1.25 per diluted share
●	EBITDA of $55.0 million; Adjusted EBITDA $69.7 million or 10.1%/sales
●	Free Cash Flow of $39.0 million
●	Ratio of net debt to proforma TTM Adjusted EBITDA of 2.7x

LSI reported net sales of $234.6 million in the fourth quarter, an increase of 51% versus the prior year period, led by sustained growth in key vertical markets and the first full-quarter contributions from the acquisition of Royston Group (“Royston”) on March 24, 2026. Excluding acquisition-related contributions, net sales increased 8% in the fourth quarter when compared to the year-ago period.

LSI reported fourth quarter net income of $6.9 million, or $0.18 per diluted share, including $3.0 million of acquisition-related expenses, while adjusted net income was $14.4 million, or $0.38 per diluted share.

The Company generated adjusted EBITDA of $25.7 million in the fourth quarter, an increase of 50% when compared to $17.1 million in the prior year quarter. Fourth quarter adjusted EBITDA margin rate increased 90 basis points sequentially versus the fiscal third quarter, driven by sustained operational discipline and a favorable margin contribution from the Royston acquisition.

LSI Industries Fourth Quarter and Full Year Fiscal 2026 Results

August 20, 2026

For the twelve-month period ended June 30, 2026, LSI reported net sales of $689.4 million with adjusted earnings per diluted share of $1.25 compared to $1.07 in fiscal 2025. Fiscal 2026 sales include the partial year impact from the strategic acquisition of Royston.

For full-year fiscal 2026, LSI delivered margin expansion across adjusted operating income, adjusted net income, and adjusted EBITDA, driven by volume growth, strategic price actions, and productivity initiatives.

LSI generated Adjusted EBITDA of $69.7 million in fiscal year 2026, an increase of 27% versus the prior year, inclusive of an adjusted EBITDA margin rate of 10.1%, or 50 basis points above fiscal year 2025. A reconciliation of GAAP and non-GAAP financial results is included in this press release.

LSI generated free cash flow of $9.7 and $39.0 million for the fourth quarter and full year fiscal 2026, respectively. As of June 30, 2026, the Company had a ratio of net debt to proforma trailing twelve month adjusted EBITDA of 2.7x, and approximately $95 million of availability under its $350 million senior secured credit facility.

The Company declared a regular cash dividend of $0.05 per share payable on September 8, 2026, to shareholders of record on August 31, 2026.

MANAGEMENT COMMENTARY

“Fiscal 2026 was a transformational year for LSI, one in which we delivered record sales and profitability within our core business, while completing our largest acquisition to-date, with the purchase of Royston Group,” stated James A. Clark, President and CEO of LSI. “Over the past year, we continued to expand our differentiated portfolio of integrated retail branding solutions across a growing roster of leading brands, while reinforcing our market-leading positions in key consumer environments, including refueling, grocery and quick-service restaurants, through a collaborative approach focused on elevating the consumer experience.

“Fiscal fourth quarter net sales increased materially versus the prior-year period, supported by a combination of organic growth and contributions from the Royston acquisition,” stated Clark. “The addition of Royston has taken our vertical market strategy to a new level, creating unprecedented opportunities for commercial synergies that, over time, are expected to further demonstrate the power and durability of our value-compounding business model. To that end, adjusted net income increased nearly 40% versus the prior-year period in the fourth quarter, driven by a combination of volume growth, price discipline, and improved operational efficiency, consistent with our strategic focus.

“Our acquisition of Royston has further strengthened our differentiated value proposition across our vertical markets, creating a one-of-one platform that is generating strong enthusiasm among customers and partners for its ability to elevate the consumer experience and strengthen their brands in the marketplace,” continued Clark. “We are well positioned to capitalize on incremental growth opportunities by expanding our share of business with existing customers while attracting new customers that recognize the many benefits of partnering with our integrated, one-of-one, solutions-based platform.

“Within our Display Solutions segment, net sales doubled from the previous year period, including 18% organic growth, when compared to the fiscal fourth quarter 2025. Display segment adjusted EBITDA margin rate increased to 12.4%, the highest level reached in nearly three years, and an increase of 180 basis points versus the year-ago period,” stated Clark.

LSI Industries Fourth Quarter and Full Year Fiscal 2026 Results

August 20, 2026

“Organic growth in Display Solutions for the fourth quarter was supported by strengthening demand across the grocery and refueling/c-store vertical markets. Within the grocery vertical, refrigerated and non-refrigerated display cases sales increased 21% year-over-year, as grocery customers continued to invest in store décor and an enhanced consumer shopping experience. Activity within this vertical has steadily improved over the past two years following the industry-wide pause related to the proposed merger of two large grocery chains, and we expect demand to remain elevated entering fiscal 2027.

“Across the refueling/c-store vertical, fourth quarter sales increased 16% versus the prior year quarter. Both outdoor print graphics and EMI store interior products produced double-digit growth. Project activity remains healthy across our multi-brand customer base, including both new store and renovation activity. In the quarter, LSI was awarded a multi-year program with a large oil company to renovate approximately 2,500 sites. The program includes renovation of all exterior branding elements and includes both products and services. This represents a new customer win for our business, with the breadth of our integrated One LSI solution set serving as a key differentiator in displacing long-standing incumbent suppliers.

“The integration of Royston continues to advance at an accelerated pace as we refine and deploy a unified customer-facing value proposition and go-to-market model. Royston fourth quarter sales declined modestly on a year-over-year basis, consistent with our expectations, as we narrow our strategic focus around a higher-value product/project mix. Importantly, several of Royston’s largest c-store customers are in the initial phase of a multi-year renovation and new construction cycle, with project activity that is expected to ramp beginning in fiscal 2027 and continue throughout the next several years,” stated Clark.

“Entering fiscal 2027, we anticipate a sustained, elevated pace of project activity within the Display Solutions segment. As has been the case in recent years, we also expect the timing of project activity will not be linear, as customers navigate site scheduling, permitting, and procurement requirements. Given a dynamic operating environment, we will continue to adapt and respond accordingly, while providing our customers with an integrated, on-stop solution that solves for the complexities of large-scale site construction and remodeling project management.

“Within Display Solutions, project activity remains elevated and order rates remain strong, with a book-to-bill of approximately 1.0x on strong sales,” continued Clark. “Importantly, order rates do not include the $30 million refueling/c-store program award we received during the fourth quarter 2026.

“For our Lighting segment, fourth quarter sales increased 17% versus the fiscal third quarter but declined 3% when compared to the fiscal fourth quarter 2025, the result of a soft quarter for the automotive and QSR verticals, where project activity can be uneven throughout the fiscal year.

“For fiscal year 2026, Lighting segment sales increased 7%, with growth driven by increased penetration of national accounts, together with improved demand for outdoor area lighting,” continued Clark. “Our recently launched V-LOCITY family of outdoor area lighting continues to gain market acceptance, with customers recognizing the industry leading specifications and performance afforded by the new product line. In addition, we are in the final development phase of our new Velocity Flood light fixture line, with initial sizes to be launched in the calendar year fourth quarter. The new Flood range expands our high performing Velocity series of products, further strengthening our outdoor range of products. Lighting fourth quarter orders were 5% above last year with a book-to-bill above 1.0.”

LSI Industries Fourth Quarter and Full Year Fiscal 2026 Results

August 20, 2026

Clark concluded, “During fiscal 2026, we built upon a strong foundation for profitable growth as we meaningfully expanded our capabilities, significantly increased our market share in key verticals, and continued to focus on driving a unique-to-market value proposition that has fundamentally redefined the retail branding solution category. With the addition of Royston, we’re focused on realizing the benefits of scale, while leveraging a proven playbook that prioritizes on-plan execution. Our long-standing customer relationships, together with the trust and confidence customers place in the combined LSI and Royston brands, position us to become an even more valuable strategic partner and capture a greater share of wallet, over time. We’re confident in the outlook for our business and look forward to continuing to create value with our customers, employees and shareholders in the years ahead.”

FISCAL 2026 FOURTH QUARTER CONFERENCE CALL

A conference call will be held today at 11:00 A.M. ET to review the Company’s financial results and conduct a question-and-answer session.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of LSI Industries’ website at www.lsicorp.com. Individuals can also participate by teleconference dial-in. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time to register, download and install any necessary audio software.

Details of the conference call are as follows:

Domestic Live:                          877-407-4018

International Live:                   201-689-8471

To listen to a replay of the teleconference, which subsequently will be available through September 3, 2026:

Domestic Replay:                      844-512-2921

International Replay:               412-317-6671

Conference ID:                          13761791

ABOUT LSI INDUSTRIES

Headquartered in Cincinnati, LSI is a publicly held company traded over the NASDAQ Stock Exchange under the symbol LYTS. The company manufactures advanced lighting, graphics, and display solutions across strategic vertical markets. The company’s American-made products, which include non-residential indoor and outdoor lighting, print graphics, digital graphics, refrigerated and custom displays, help create value for customer brands and enhance the consumer experience. LSI also provides comprehensive project management services in support of large-scale product rollouts. The company employs approximately 3,000 people at 23 manufacturing plants in the U.S. and Canada. Additional information about LSI is available at www.lsicorp.com

LSI Industries Fourth Quarter and Full Year Fiscal 2026 Results

August 20, 2026

FORWARD-LOOKING STATEMENTS

Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the federal securities laws and is intended to receive the protections of such laws.

All statements, other than historical facts, included or incorporated in this release could be deemed forward-looking statements, particularly statements that reflect our expectations or beliefs of LSI Industries Inc. (the “Company,” “LSI,” “we,” or “us”) concerning future events or our future financial performance. You are cautioned not to place undue reliance on forward-looking statements, which are often characterized by discussions of strategy, plans, or intentions or by the use of words such as “may,” “would,” “could,” “should,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend,” “plan,” “forecast,” “project,” “predict,” “potential,” “continue,” or “intend,” the negative or other variants of such terms, or other comparable terminology.

The Company cautions that these forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from our expectations as a result of various factors, including, but not limited to: the impact of competitive products and services; product and pricing demands and market acceptance risks; LSI’s reliance on third-party manufacturers and suppliers; substantial changes to the refueling and convenience store and grocery markets; LSI’s stock price volatility and market volatility in the debt and equity markets; potential costs associated with litigation, other proceedings and regulatory compliance; LSI’s ability to adequately protect intellectual property, information technology security threats and computer crime; financial difficulties experienced by customers; the cyclical and seasonal nature of our business; the failure of acquisitions or acquired companies to achieve their plans or objectives generally; our ability to consummate, successfully integrate, and achieve strategic and other objectives, including any expected synergies, relating to pending or recently completed acquisitions; the inability to effectively execute our business strategies; the ability to retain key employees, including key employees of acquired businesses; labor shortages or an increase in labor costs; changes in product mix; unfavorable economic, political, and market conditions, including interest rate fluctuations and inflation; changes in U.S. trade policy, including mitigating the impacts of increased costs related to tariffs; the results of asset impairment assessments; price increases of materials; significant shortages of materials; shortages in transportation and increases in fuel prices; sudden or unexpected changes in customer creditworthiness; write-offs or impairment of capitalized costs or intangible assets in the future; and the other risk factors LSI describes from time to time in the Company’s Annual Report on Form 10-K (the “Form 10-K”) and in other reports filed with or furnished to the U.S. Securities and Exchange Commission (the "SEC") by the Company. You should carefully consider the trends, risks, and uncertainties described in this news release, the Form 10-K, and other reports filed with or furnished to the SEC by the Company before making any investment decision with respect to our securities. If any of these trends, risks, or uncertainties continues or occurs, our business, financial condition, or operating results could be materially and adversely affected, the trading prices of our securities could decline, and you could lose part or all of your investment.

Forward-looking statements are made in the context of information available as of the date of this news release and are based on our current expectations, forecasts, estimates, and assumptions. The Company undertakes no obligation to update or revise such statements to reflect circumstances or events occurring after this news release except as may be required by applicable law. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this cautionary statement.

LSI Industries Fourth Quarter and Full Year Fiscal 2026 Results

August 20, 2026

INVESTOR & MEDIA CONTACT

Noel Ryan

720.778.2415

LYTS@vallumadvisors.com

Three Months Ended June 30		(Unaudited)	Twelve Months Ended June 30
2026	2025	(In thousands, except per share data)	2026	2025
$234,621	$155,066	Net sales	$689,397	$573,377

177,206	114,633	Cost of products sold	516,032	431,592

57,415	40,433	Gross profit	173,365	141,785

42,925	28,489	Selling and administrative costs	134,962	106,016

14,490	11,944	Operating Income	38,403	35,769

330	(698)	Other (income) expense	1,001	(398)
4,134	865	Interest expense, net	5,928	3,129

10,026	11,777	Income before taxes	31,474	33,038

3,150	3,605	Income tax	8,895	8,655

$6,876	$8,172	Net income	$22,579	$24,383

		Weighted Average Common Shares Outstanding
36,908	30,090	Basic	32,871	29,903
37,690	30,968	Diluted	33,707	30,832

		Earnings Per Share
$0.19	$0.27	Basic	$0.69	$0.82
$0.18	$0.26	Diluted	$0.67	$0.79

LSI Industries Fourth Quarter and Full Year Fiscal 2026 Results

August 20, 2026

	(amounts in thousands)
	June 30,	June 30,
	2026	2025
Current assets	$295,885	$194,166
Property, plant and equipment, net	56,714	31,154
Other assets	477,265	171,042
Total assets	$829,864	$396,362

Current maturities of long-term debt	$10,000	$3,571
Other current liabilities	139,919	93,778
Long-term debt	245,931	44,986
Other long-term liabilities	73,337	23,305
Shareholders' equity	360,677	230,722
	$829,864	$396,362

Three Months Ended June 30, 2026, Results

Net sales for the three months ended June 30, 2026, were $234.6 million, up 51% from the three months ended June 30, 2025, reported net sales of $155.1 million. Lighting Segment net sales of $70.5 million decreased 3% and Display Solutions Segment net sales of $164.2 million doubled from last year’s fourth quarter net sales. Net income for the three months ended June 30, 2026, was $6.9 million, or $0.18 per share, compared to $8.2 million or $0.26 per share for the three months ended June 30, 2025. Earnings per share represent diluted earnings per share.

Twelve Months Ended June 30, 2026, Results

Net sales for the twelve months ended June 30, 2026, were $689.4 million, up 20% from the twelve months ended June 30, 2025, reported net sales of $573.4 million. Lighting Segment net sales of $266.2 million increased 7% and Display Solutions Segment net sales of $423.2 million increased 30% from last year’s net sales. Net income for the twelve months ended June 30, 2026, was $22.6 million, or $0.67 per share, compared to $24.4 million or $0.79 per share for the twelve months ended June 30, 2025. Earnings per share represent diluted earnings per share.

Balance Sheet

The balance sheet on June 30, 2026, included current assets of $295.9 million, current liabilities of $149.9 million and working capital of $146.0 million, which includes cash of $14.3 million. The current ratio was 2.0 to 1. The balance sheet also included shareholders’ equity of $360.7 million and long-term debt of $245.9 million. It is the Company’s priority to continuously generate sufficient cash flow, coupled with our credit facility, to adequately fund operations.

LSI Industries Fourth Quarter and Full Year Fiscal 2026 Results

August 20, 2026

Cash Dividend Actions

The Board of Directors declared a regular cash dividend of $0.05 per share for the fourth quarter of fiscal 2026, payable September 8, 2026, to shareholders of record as of the close of business on August 31, 2026. The indicated annual cash dividend rate is $0.20 per share. The Board of Directors has adopted a policy regarding dividends which provides that dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings both on a GAAP and non-GAAP basis, cash flow requirements, financial condition, debt levels, stock repurchases, future business developments and opportunities, and other factors deemed relevant by the Board.

Non-GAAP Financial Measures

This press release includes adjustments to GAAP operating income, net income, and earnings per share for the three and twelve months ended June 30, 2026, and 2025. Operating income, net income, and earnings per share, which exclude the impact of long-term performance-based compensation expense, the amortization expense of acquired intangible assets, commercial growth opportunity expense, acquisition costs, the lease expense on the step-up basis of acquired leases, and restructuring and severance costs, are non-GAAP financial measures. We further note that while the amortization expense of acquired intangible assets is excluded from the measures, the revenue of the acquired companies is reflected in the measures, and the acquired assets contribute to revenue generation. We exclude these items because we believe they are not representative of the ongoing results of the operations of the business. Also included in this press release are non-GAAP financial measures, including Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA and Adjusted EBITDA), Net Debt to Adjusted EBITDA, Free Cash Flow, and organic sales growth. We believe that these are useful as supplemental measures in assessing the operating performance of our business. These measures are used by our management, including our chief operating decision maker, to evaluate business results, and are frequently referenced by those who follow the Company. These non-GAAP measures may be different from non-GAAP measures used by other companies. In addition, the non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations, in that they do not reflect all amounts associated with our results as determined in accordance with U.S. GAAP. Therefore, these measures should be used only to evaluate our results in conjunction with corresponding GAAP measures. Below is a reconciliation of these non-GAAP measures to net income and earnings per share reported for the periods indicated, along with the calculation of EBITDA, Adjusted EBITDA, Free Cash Flow, Net Debt to Adjusted EBITDA, and organic sales growth.

LSI Industries Fourth Quarter and Full Year Fiscal 2026 Results

August 20, 2026

Three Months Ended June 30			(Unaudited)	Twelve Months Ended June 30
2026	2025	% Change	(In thousands, except per share data)	2026	2025	% Change
$234,621	$155,066	51%	Net sales	$689,397	$573,377	20%

14,490	11,944	21%	Operating income as reported	38,403	35,769	7%

1,118	970	15%	Long-term performance based compensation	4,117	4,939	-17%
121	240	NM	Severance costs and restructuring costs	75	300	-75%
3,801	1,588	139%	Amortization expense of acquired intangible assets	8,645	5,869	47%
3,040	225	1251%	Acquisition costs	9,979	1,047	NM
152	153	NM	Expense on step-up basis of acquired leases	605	356	70%
-	-	NM	Consulting expense: commercial growth initiatives	-	81	NM

$22,722	$15,120	50%	Operating income as adjusted	$61,824	$48,361	28%

$6,876	$8,172	-16%	Net income as reported	$22,579	$24,383	-7%

$14,439	$10,577	37%	Net income as adjusted	$42,205	$32,883	28%

$0.18	$0.26	-31%	Earnings per share (diluted) as reported	$0.67	$0.79	-15%

$0.38	$0.34	13%	Earnings per share (diluted) as adjusted	$1.25	$1.07	17%

Three Months Ended					Twelve Months Ended
June 30					June 30
2026		2025		(In thousands, except per share data)	2026		2025
	Diluted EPS		Diluted EPS	Reconciliation of net income to adjusted net income		Diluted EPS		Diluted EPS
$6,876	$0.18	$8,172	$0.26	Net income as reported	$22,579	$0.67	$24,383	$0.79

1,194	0.03	912	0.04	Long-term performance based compensation	3,458	0.10	3,951	0.13

-	-	-	-	Consulting expense: commercial growth initiatives	-	-	62	-

3,135	0.09	211	-	Acquisition costs	8,340	0.25	838	0.03

168	-	130	-	Expense on step-up basis of acquired leases	508	0.02	285	0.01

98	-	195	0.01	Severance costs and restructuring costs	63	-	240	0.01

3,569	0.10	1,485	0.05	Amortization expense of acquired intangible assets	7,220	0.21	4,745	0.16

122	-	(489)	(0.02)	Foreign currency transaction loss (gain) on intercompany loan	329	0.01	(489)	(0.02)

(723)	(0.02)	(39)	-	Tax rate difference between reported and adjusted net income	(293)	(0.01)	(1,132)	(0.04)

$14,439	$0.38	$10,577	$0.34	Net income adjusted	$42,205	$1.25	$32,883	$1.07

The foreign currency transaction gain (loss) on intercompany loan relates to an intercompany loan established as a result of the acquisition Canada’s Best Holdings as a method to repatriate cash generated in Canada to the Unites States without being subject to a withholding penalty.

LSI Industries Fourth Quarter and Full Year Fiscal 2026 Results

August 20, 2026

Three Months Ended			(Unaudited; In thousands)	Twelve Months Ended
June 30			Net Income to Adjusted EBITDA	June 30
2026	2025	% Change		2026	2025	% Change
$6,876	$8,172	-16%	Net income as reported	$22,579	$24,383	-7%
3,150	3,605		Income tax	8,895	8,655
4,134	865		Interest expense, net	5,928	3,129
330	(698)		Other expense (income)	1,001	(398)
$14,490	$11,944	21%	Operating income as reported	$38,403	$35,769	7%

6,745	3,555		Depreciation and amortization	16,565	12,575
$21,235	$15,499	37%	EBITDA	$54,968	$48,344	14%

1,118	970		Long-term performance based compensation	4,117	4,939
121	240		Severance costs and restructuring costs	75	300
3,040	225		Acquisition costs	9,979	1,047
-	-		Consulting expense: commercial growth initiatives	-	81
152	153		Expense on step-up basis of acquired lease	605	356
$25,666	$17,087	50%	Adjusted EBITDA	$69,744	$55,067	27%
10.9%	11.0%		Adjusted EBITDA as a Percentage of Sales	10.1%	9.6%

Three Months Ended			(Unaudited; In thousands)	Twelve Months Ended
June 30			Free Cash Flow	June 30
2026	2025	% Change		2026	2025	% Change
$11,559	$9,499	22%	Cash flow from operations	$44,148	$38,118	16%

(1,900)	(950)		Capital expenditures	(5,142)	(3,465)
$9,659	$8,549	13%	Free cash flow	$39,006	$34,653	13%

Net Debt to Adjusted EBITDA Ratio	June 30,
(amounts in thousands)	2026	2025
Current Maturity of Debt	$10,000	$3,571
Long-Term Debt	245,931	44,986
Total Debt	$255,931	$48,557
Less: Cash	(14,249)	(3,457)
Net Debt	$241,682	$45,100
Adjusted EBITDA - Trailing Twelve Months	$89,027	$55,067
Net Debt to Adjusted EBITDA Ratio	2.71	0.82

LSI Industries Fourth Quarter and Full Year Fiscal 2026 Results

August 20, 2026

	Fourth Quarter
Organic compared to Inorganic Sales	Q4 2026	Q4 2025	% Variance

Lighting Segment	$70,458	$72,743	-3%
Display Solutions Segment
- Comparable Display Solutions Sales	97,266	82,323	18%
- Royston	66,897	-	NM
Total Diplay Solutions Sales	$164,163	$82,323	99%
Total net sales	$234,621	$155,066	51%
Less:
Royston	66,897	-	-
Total organic net sales	$167,724	$155,066	8%